Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
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Contact:
Robert B. Lewis
(203) 406-3160

SILGAN HOLDINGS INCREASES SIZE OF ITS
BOARD OF DIRECTORS AND ELECTS KIMBERLY A. FIELDS
AS A MEMBER OF ITS BOARD OF DIRECTORS

STAMFORD, CT, July 1, 2019 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that its Board of Directors approved an increase in the number of Directors constituting the Board of Directors of the Company from seven to eight members in accordance with its Amended and Restated Certificate of Incorporation, as amended, and elected Kimberly A. Fields as a member of the Board of Directors of the Company to fill the resulting vacancy.  Ms. Fields will serve as a Class I Director of the Company, with the term of her position running until the annual meeting of stockholders of the Company in 2022.
Ms. Fields, 49, brings more than 26 years of business experience to the Company.  Ms. Fields currently serves as Executive Vice President for the Flat Rolled Products Group of Allegheny Technologies Incorporated (NYSE:ATI), a global manufacturer of technically advanced specialty materials and complex components including stainless-steel sheet, specialty plate and specialty coil.  Previously, Ms. Fields was Group President for IDEX Corporation, a global company that develops, designs and manufactures fluidics systems and specialty engineered products, from July 2015 until April 2019.  Ms. Fields joined IDEX Corporation in April 2014 as President, Specialty Compression and GAST Manufacturing.  Prior to that, Ms. Fields was Executive Vice President for the Flat Products Group at Evraz North America, Inc., a global vertically integrated steel making and mining company, since September 2011.  Ms. Fields has

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SILGAN HOLDINGS
July 1, 2019

extensive manufacturing leadership experience, having also held leadership positions in operations, business development and engineering at General Electric Company, Alcoa, Inc., Metalspectrum, LLC, Boston Consulting Group and Owens Corning.
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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.
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